Exhibit 10.1

FORM OF

TRANSITION SERVICES AGREEMENT

BY AND AMONG

UNITED TECHNOLOGIES CORPORATION,

CARRIER GLOBAL CORPORATION

AND

OTIS WORLDWIDE CORPORATION

DATED AS OF [     ], 2020

-i-

-ii-

FORM OF

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of [     ], 2020 (as it may be amended and in effect from time to time, this “Agreement”), is by and among United Technologies Corporation, a Delaware corporation (“UTC”), Carrier Global Corporation, a Delaware corporation (“Carrier”) and Otis Worldwide Corporation, a Delaware corporation (“Otis”).

R E C I T A L S:

WHEREAS, the board of directors of UTC (the “UTC Board”) has determined that it is in the best interests of UTC and its shareowners to separate UTC into three independent, publicly traded companies, one that shall operate the UTC Business, one that shall operate the Carrier Business and one that shall operate the Otis Business;

WHEREAS, in furtherance of the foregoing, the UTC Board has determined that it is appropriate and desirable to (a) separate the Carrier Business from the UTC Business and the Otis Business (the “Carrier Separation”) and, following the Carrier Separation, make a distribution, on a pro rata basis, to holders of UTC Shares on the Carrier Record Date of all of the outstanding Carrier Shares owned by UTC (the “Carrier Distribution”) and (b) separate the Otis Business from the UTC Business and the Carrier Business (the “Otis Separation,” and the Carrier Separation, together or as applicable, the “Separation”) and, following the Otis Separation, make a distribution, on a pro rata basis, to holders of UTC Shares on the Otis Record Date (which may be the same date as the Carrier Record Date) of all of the outstanding Otis Shares owned by UTC (the “Otis Distribution,” and together with the Carrier Distribution, the “Distributions”);

WHEREAS, in order to effectuate the Separation and the Distributions, UTC, Carrier and Otis have entered into a Separation and Distribution Agreement, dated as of [     ], 2020 (as it may be amended and in effect from time to time, the “Separation and Distribution Agreement”); and

WHEREAS, in order to facilitate and provide for an orderly transition in connection with the Separation and the Distributions, the Parties desire to enter into this Agreement which sets forth the terms of certain relationships and other agreements among the Parties as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement, the following terms shall have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Additional Services” shall have the meaning set forth in Section 2.01(b).

“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall have the meaning set forth in the Separation and Distribution Agreement.

“Carrier” shall have the meaning set forth in the Preamble.

“Carrier Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Carrier Change of Control” means the first of the following events, if any, to occur following the Carrier Effective Time:

(i)       the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of beneficial ownership of fifty percent (50%) or more of the combined voting power of Carrier’s then-outstanding voting securities, other than any such acquisition by Carrier, any of its Subsidiaries, any employee benefit plan of Carrier, or any of its Subsidiaries, or any Affiliates of any of the foregoing;

(ii)       the merger, consolidation or other similar transaction involving Carrier, as a result of which persons who were stockholders of Carrier immediately prior to such merger, consolidation, or other similar transaction do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(iii)      within any twelve (12)-month period commencing after the Carrier Effective Time, (A) the persons who were directors of Carrier at the beginning of such period shall cease to constitute at least a majority of the directors of Carrier and (B) the persons constituting a majority of the directors of Carrier shall cease to be made up of (1) persons who were directors of Carrier at the beginning of such period and (2) persons who were elected, appointed or nominated for election by at least a majority of the directors of Carrier at the time of such election, appointment or nomination who were directors of Carrier at the beginning of such period or who were previously elected, appointed or nominated pursuant to this clause (2); or

(iv)     the sale, transfer or other disposition of all or substantially all of the assets of Carrier and its Subsidiaries.

“Carrier Distribution” shall have the meaning set forth in the Recitals.

“Carrier Distribution Date” shall mean the date of the consummation of the Carrier Distribution, which shall be determined by the UTC Board in its sole and absolute discretion.

“Carrier Effective Time” shall mean 12:01 a.m., New York City time, on the Carrier Distribution Date.

“Carrier Group” shall mean (a) prior to the Effective Time, Carrier and each Person that will be a Subsidiary of Carrier as of immediately after the Effective Time, including the Carrier Transferred Entities and their respective Subsidiaries, even if, prior to the Effective Time, such Person is not a Subsidiary of Carrier; and (b) on and after the Effective Time, Carrier and each Person that is a Subsidiary of Carrier.

“Carrier Record Date” shall mean the close of business on the date determined by the UTC Board as the record date for determining holders of UTC Shares entitled to receive Carrier Shares pursuant to the Carrier Distribution.

“Carrier Separation” shall have the meaning set forth in the Recitals.

“Carrier Shares” shall mean the shares of common stock, par value $0.01 per share, of Carrier.

“Charge” and “Charges” shall have the meaning set forth in Section 2.03.

“Confidential Information” shall mean all Information that is either confidential or proprietary.

“Dispute” shall have the meaning set forth in Section 8.15(a).

“Distribution Date” shall mean the Carrier Distribution Date or the Otis Distribution Date, as applicable.

“Distributions” shall have the meaning set forth in the Recitals.

“Effective Time” shall mean the Carrier Effective Time or the Otis Effective Time, as applicable; it being understood that except as otherwise specified herein, if the Carrier Effective Time and the Otis Effective Time do not occur at the same time, then: (a) as between Carrier or any member of the Carrier Group, on the one hand, and Otis or any member of the Otis Group, on the other hand, the term “Effective Time” shall refer to the First Effective Time; (b) as between Carrier or any member of the Carrier Group, on the one hand, and UTC or any member of the UTC Group on the other hand, the term “Effective Time” shall refer to the Carrier Effective Time; and (c) as between Otis or any member of the Otis Group, on the one hand, and UTC or any member of the UTC Group on the other hand, the term “Effective Time” shall refer to the Otis Effective Time.

“e-mail” shall have the meaning set forth in Section 8.10.

“First Effective Time” shall mean (a) if the Carrier Effective Time and the Otis Effective Time do not occur at the same time, the first to occur of the Carrier Effective Time and the Otis Effective Time, or (b) if the Carrier Effective Time and the Otis Effective Time occur at the same time, the Effective Time.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, (i) the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto, and (ii) the inability to obtain sufficient funds needed for the performance of a Party’s obligation hereunder, shall not be deemed an event of Force Majeure.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether domestic, foreign, multinational, national, supranational, federal, state, territorial, provincial or local, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, artwork, design, research and development files, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Interest Payment” shall have the meaning set forth in Section 4.02.

“Law” shall mean any domestic, foreign, multinational, national, supranational, federal, state, territorial, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Level of Service” shall have the meaning set forth in Section 2.02(a).

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Local Agreement” shall have the meaning set forth in Section 2.08.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Minimum Service Period” means the period commencing on the Distribution Date and ending ninety (90) days after the Distribution Date, unless otherwise specified with respect to a particular service on the Schedules hereto.

“Otis” shall have the meaning set forth in the Preamble.

“Otis Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Otis Change of Control” means the first of the following events, if any, to occur following the Otis Effective Time:

(i)        the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of beneficial ownership of fifty percent (50%) or more of the combined voting power of Otis’ then-outstanding voting securities, other than any such acquisition by Otis, any of its Subsidiaries, any employee benefit plan of Otis, or any of its Subsidiaries, or any Affiliates of any of the foregoing;

(ii)       the merger, consolidation or other similar transaction involving Otis as a result of which persons who were stockholders of Otis immediately prior to such merger, consolidation, or other similar transaction do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(iii)      within any twelve (12)-month period commencing after the Otis Effective Time, (A) the persons who were directors of Otis at the beginning of such period shall cease to constitute at least a majority of the directors of Otis and (B) the persons constituting a majority of the directors of Otis shall cease to be made up of (1) persons who were directors of Otis at the beginning of such period and (2) persons who were elected, appointed or nominated for election by at least a majority of the directors of Otis at the time of such election, appointment or nomination who were directors of Otis at the beginning of such period or who were previously elected, appointed or nominated pursuant to this clause (2); or

(iv)     the sale, transfer or other disposition of all or substantially all of the assets of Otis and its Subsidiaries.

“Otis Distribution” shall have the meaning set forth in the Recitals.

“Otis Distribution Date” shall mean the date of the consummation of the Otis Distribution, which shall be determined by the UTC Board in its sole and absolute discretion.

“Otis Effective Time” shall mean 12:01 a.m., New York City time, on the Otis Distribution Date.

“Otis Group” shall mean (a) prior to the Effective Time, Otis and each Person that will be a Subsidiary of Otis as of immediately after the Effective Time, including the Otis Transferred Entities and their respective Subsidiaries, even if, prior to the Effective Time, such Person is not a Subsidiary of Otis; and (b) on and after the Effective Time, Otis and each Person that is a Subsidiary of Otis.

“Otis Record Date” shall mean the close of business on the date determined by the UTC Board as the record date for determining holders of UTC Shares entitled to receive Otis Shares pursuant to the Otis Distribution.

“Otis Separation” shall have the meaning set forth in the Recitals.

“Otis Shares” shall mean the shares of common stock, par value $0.01 per share, of Otis.

“Party” or “Parties” shall mean the parties to this Agreement.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Routine Communication” shall mean any notice, request or communication exclusively regarding routine matters under this Agreement, including any notice, request or communication regarding operational matters under this Agreement (e.g., early termination of a Service, extension of a Service Period, billing or payment matters or other ordinary course matters relating to the provision or receipt of a Service).

“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

“Service Baseline Period” shall have the meaning set forth in Section 2.02(a).

“Service Period” shall mean, with respect to any Service, the period commencing on the applicable Distribution Date and ending on the earliest to occur of (a) the date that a Party terminates the provision of such Service pursuant to Section 5.03 and (b) the date, if any, specified for termination of such Service on the Schedules hereto, or, if no such date is specified, the date that is the eighteen (18)-month anniversary of the applicable Distribution Date.

“Service Provider” shall mean, with respect to any Service, the Party providing such Service.

“Service Provider Indemnitees” shall have the meaning set forth in Section 7.03.

“Service Recipient” shall mean, with respect to any Service, the Party receiving such Service.

“Service Recipient Indemnitees” shall have the meaning set forth in Section 7.04.

“Services” shall have the meaning set forth in Section 2.01(a).

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture, partnership or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has (i) the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body or (ii) the power to vote, either directly or indirectly, sufficient securities to elect half of the board of directors or similar governing body and a casting vote with respect to decisions of such board of directors or similar governing body.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Taxing Authority” shall mean a national, foreign, municipal, state, federal or other Governmental Authority responsible for the administration of any Tax.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and among UTC, Carrier and Otis in connection with the Separation, the Distributions and the other transactions contemplated by the Separation and Distribution Agreement, as it may be amended and in effect from time to time.

“Termination Charges” shall mean, with respect to the termination of any Service pursuant to Section 5.03(a)(i), any and all costs, fees and expenses (other than any severance or retention costs, unless otherwise specified with respect to a particular Service on the Schedules hereto or in the other Ancillary Agreements) payable by UTC or its Subsidiaries to a Third Party directly as a result of such termination; provided, however, that UTC shall use commercially reasonable efforts to minimize any costs, fees or expenses payable to any Third Party in connection with any such termination and shall credit any resulting reductions against the Termination Charges payable by Carrier or Otis, as applicable.

“Third Party” shall mean any Person other than the Parties or any of their respective Affiliates.

“Third-Party Claim” shall mean any Action commenced by any Third Party against any Party or any of its Affiliates.

“TSA Committee” shall have the meaning set forth in Section 8.15(a).

“UTC” shall have the meaning set forth in the Preamble.

“UTC Board” shall have the meaning set forth in the Recitals.

“UTC Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“UTC Shares” shall mean the shares of common stock, par value $1.00 per share, of UTC.

Article II
SERVICES

Section 2.01. Services.

(a)        Commencing as of the applicable Effective Time, each Service Provider agrees to provide, or to cause one or more of its Subsidiaries to provide, to the applicable Service Recipient, or any Subsidiary of such Service Recipient, the applicable services (the “Services”) set forth on the Schedules hereto.

(b)        After the date of this Agreement, if (i) Carrier or Otis identifies a service that UTC provided to it or any of its Subsidiaries prior to the applicable Distribution Date that it reasonably needs in order for the Carrier Business or Otis Business, as applicable, to continue to operate in substantially the same manner in which the Carrier Business or Otis Business, as applicable, operated prior to the applicable Distribution Date, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided), or (ii) UTC identifies a service that Carrier or Otis provided to it or any of its Subsidiaries prior to the applicable Distribution Date that it reasonably needs in order for the UTC Business to continue to operate in substantially the same manner in which the UTC Business operated prior to the applicable Distribution Date, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided), then, in each case, if such Party provides written notice to the applicable other Party within sixty (60) days after the applicable Distribution Date requesting such additional services, then the applicable other Party shall use its commercially reasonable efforts to provide such requested additional services (such requested additional services, the “Additional Services”); provided, however, that no Party shall be obligated to provide any Additional Service if it does not, in its reasonable judgment, have adequate resources to provide such Additional Service or if the provision of such Additional Service would significantly disrupt the operation of Service Provider’s business; and provided, further, that the applicable Party shall not be required to provide any Additional Services if the applicable Parties are unable to reach agreement on the terms thereof (including with respect to Charges therefor). In connection with any request for Additional Services in accordance with this Section 2.01(b), the applicable Parties shall negotiate in good faith the terms of a supplement to the applicable Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. Upon the mutual written agreement of the applicable Parties, the supplement to the applicable Schedule shall describe in reasonable detail the nature, scope, Service Period(s), termination provisions and other terms applicable to such Additional Services in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the applicable Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

Section 2.02. Performance of Services.

(a)         Subject to Section 2.05 and unless otherwise provided with respect to a specific Service on the Schedules hereto, Service Provider shall perform (directly, through one (1) or more of its Subsidiaries, or through a Third Party service provider in accordance herewith), all Services to be provided in a manner that is substantially similar in all material respects to the analogous services provided by Service Provider or any of its applicable Subsidiaries to its applicable functional group or Subsidiary (collectively referred to as the “Level of Service”) during the one (1)-year period ending on the last day of Service Provider’s last fiscal quarter completed on or prior to the applicable Distribution Date (the “Service Baseline Period”).

(b)         Nothing in this Agreement shall require Service Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any existing contract or agreement with a Third Party. If Service Provider is or becomes aware that any such violation is reasonably likely, Service Provider shall use commercially reasonable efforts to promptly advise Service Recipient of such potential violation, and the applicable Parties shall mutually seek an alternative that addresses such potential violation. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Third Party consents required under any existing contract or agreement with a Third Party to allow Service Provider to perform, or cause to be performed, all Services to be provided hereunder in accordance with the standards set forth in this Section 2.02. Service Recipient shall reimburse Service Provider for all reasonable out-of-pocket costs and expenses (if any) to the extent incurred by Service Provider or any of its Subsidiaries at any time following the First Effective Time in connection with obtaining any such Third Party consent that is required to allow Service Provider to perform or cause to be performed such Services (it being understood that to the extent any such consent is required in respect of a Service to be provided to more than one Party hereunder, each applicable Service Recipient shall be responsible for fifty percent (50%) of such reimbursement); provided, however, that any such out-of-pocket cost or expense incurred in excess of one hundred thousand dollars ($100,000.00) shall require advance written approval of Service Recipient; provided, further, that if Service Recipient does not provide such advance written approval and the incurrence of such cost or expense is reasonably necessary for Service Provider to provide the applicable Service in accordance with the standards set forth in this Agreement, Service Provider shall not be required to perform such Service. If the applicable Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third Party consent with respect to a Service, or the performance of a Service by Service Provider would constitute a violation of any applicable Law, Service Provider shall have no obligation whatsoever to perform or cause to be performed such Service.

(c)         If Service Recipient requests that Service Provider perform or cause to be performed any Service in a manner that is more burdensome (with respect to service quality or quantity, other than in a de minimis respect) than the Level of Service during the Service Baseline Period, then the applicable Parties shall cooperate and negotiate in good faith to determine whether Service Provider will be required to provide such requested increased Level of Service. If the applicable Parties determine that Service Provider shall provide the requested increased Level of Service, then such increased Level of Service shall be documented in a written agreement signed by the applicable Parties. Each amended section of the Schedules hereto, as agreed to in writing by the applicable Parties, shall be deemed part of this Agreement as of the date of such written agreement and the Level of Service increases set forth in such written agreement shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(d)         (i) Without prejudice to Section 8.08(b), neither Service Provider nor any of its Subsidiaries shall be required to perform or cause to be performed any of the Services for the benefit of any Third Party or any other Person other than Service Recipient and its Subsidiaries, and (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.02 OR Article VII, EACH PARTY ACKNOWLEDGES AND AGREES (A) THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, (B) THAT SERVICE RECIPIENT, AS APPLICABLE, ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND (C) THAT SERVICE PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. SERVICE PROVIDER SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(e)         Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.

Section 2.03. Charges for Services. Unless otherwise provided with respect to a specific Service on the Schedules hereto, Service Recipient shall pay Service Provider a fee for such Services (or category of Services, as applicable) (each fee, a “Charge” and, collectively, “Charges”), which Charges shall be set forth on the applicable Schedules hereto, or if not so set forth, then, unless otherwise provided with respect to a specific Service on the Schedule hereto, based upon the cost of providing such Services as shall be agreed by the applicable Parties from time to time. During the term of this Agreement, the amount of a Charge for any Service may be modified to the extent of (a) any adjustments mutually agreed by the applicable Parties, (b) any adjustments due to a change in Level of Service requested by Service Recipient, and agreed upon by Service Provider, and (c) any adjustment in the rates or charges imposed by any Third Party provider that is providing Services, provided that Service Provider will notify Service Recipient in writing of any such change in rates at least thirty (30) days prior to the effective date of such rate change. Together with any invoice for Charges, Service Provider shall provide Service Recipient with reasonable documentation, including any additional documentation reasonably requested by Service Recipient to the extent that such documentation is in Service Provider’s or its Subsidiaries’ possession or control, to support the calculation of such Charges.

Section 2.04. Reimbursement for Out-of-Pocket Costs and Expenses. Service Recipient shall reimburse Service Provider for reasonable out-of-pocket costs and expenses to the extent incurred by Service Provider or any of its Subsidiaries at any time following the First Effective Time in connection with providing the Services to Service Recipient (including reasonable travel-related expenses) to the extent that such costs and expenses are not reflected in the Charges for such Services or otherwise reimbursed to Service Provider pursuant to another provision of this Agreement; provided, however, that any such costs or expenses (including business travel and related expenses) incurred in excess of an aggregate amount of (a) fifty thousand dollars ($50,000.00) with respect to Carrier or Otis as Service Recipient shall require advance written approval of Carrier or Otis, as applicable, (b) fifteen thousand dollars ($15,000.00) with respect to UTC as Service Recipient and Carrier as Service Provider shall require advance written approval of UTC and (c) fifteen thousand dollars ($15,000.00) with respect to UTC as Service Recipient and Otis as Service Provider shall require advance written approval of UTC; provided, further, that if Service Recipient does not provide such advance written approval and the incurrence of such cost or expense is reasonably necessary for Service Provider to provide such Service in accordance with the standards set forth in this Agreement, Service Provider shall not be required to perform such Service. Any authorized travel-related expenses to the extent incurred at any time following the Effective Time in performing the Services shall be charged to Service Recipient in accordance with Service Provider’s then-applicable business travel policies.

Section 2.05. Changes in the Performance of Services.

(a)         Subject to the performance standards for Services set forth in Section 2.02(a), Section 2.02(b) and Section 2.02(c), Service Provider may make changes from time to time in the manner of performing the Services if Service Provider is making similar changes in performing analogous services for itself and if Service Provider furnishes to Service Recipient prompt and reasonable prior written notice (in content and timing) of such changes; provided, if such change shall materially adversely affect the timeliness or quality of, or the Charges for, the applicable Service, Service Recipient shall be permitted to terminate this Agreement or the applicable specific Service pursuant to Section 5.03(a)(i) without being required to (i) pay any Termination Charges pursuant to Section 5.05 or (ii) comply with the notice requirements set forth in Section 5.03(a)(i) or with clauses (x), (y) or (z) of Section 5.03(a)(i).

(b)         Subject to the limitations set forth in Section 2.02(b), Service Recipient may request a change to a Service by submitting a request in writing to Service Provider describing the proposed change in reasonable detail. Service Provider shall respond to the request as soon as reasonably practicable, and the applicable Parties shall use commercially reasonable efforts to agree to arrangements for Service Provider to accommodate such change in a manner that would not adversely impact (other than de minimis impacts) the cost, burden, liability or risk associated with providing the applicable Service or cause any other non-commercially reasonable disruption or adverse impact on Service Provider’s business. Each agreed upon change shall be documented by an amendment in writing to the applicable Schedule.

Section 2.06. Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to avoid a disruption in the transition of the Services from Service Provider to Service Recipient (or its designee) including to assist with exiting a Service or portion thereof, it being understood that any incremental costs and expenses incurred by Service Provider in compliance with any request of Service Recipient pursuant to this Section 2.06 will be paid by the Service Recipient. Service Recipient agrees to use commercially reasonable efforts to reduce or eliminate its and its Subsidiaries’ dependency on each Service to the extent and as soon as is reasonably practicable (it being understood that this Section 2.06 shall not require Service Recipient to terminate any Service during the Minimum Service Period or otherwise prior to the initial termination date for such Service set forth on the applicable Schedule).

Section 2.07. Subcontracting. Service Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Agreement; provided, however, that (a) Service Provider shall use the same degree of care (but at least reasonable care) in selecting each such Third Party as it would if such Third Party was being retained to provide similar services to Service Provider and (b) Service Provider shall in all cases remain responsible (as primary obligor) for all of its obligations under this Agreement with respect to the scope of the Services, the performance standard for Services set forth in Section 2.02(a), Section 2.02(b) and
Section 2.02(c) and the content of the Services provided to Service Recipient. Service Provider shall be liable for any breach of its obligations under this Agreement by any Third Party service provider engaged by Service Provider.

Section 2.08. Local Agreements. Each of UTC, Carrier and Otis recognize and agree that it may be necessary or desirable to separately document certain matters relating to the Services provided hereunder in various jurisdictions from time to time or to otherwise modify the scope or nature of such Services, in each case to the extent necessary to comply with applicable Law. If such an agreement or modification of any of the Services is required by applicable Law, or if the applicable Parties mutually determine entry into such an agreement or modification of Services would be desirable, in each case in order for Service Provider or its Subsidiaries to provide any of the Services in a particular jurisdiction, Service Provider and Service Recipient shall, or shall cause their applicable Subsidiaries to, to enter into local implementing agreements (as each may be amended and in effect from time to time, each a “Local Agreement”) in form and content reasonably acceptable to the applicable Parties; provided that the execution or performance of any such Local Agreement shall in no way alter or modify any term or condition of this Agreement or the effect of any such term or condition, except to the extent expressly specified in such Local Agreement. Except as used in this Section 2.08, any references herein to this Agreement and the Services to be provided hereunder, shall include any Local Agreement and any local services to be provided thereunder. Except as expressly set forth in any Local Agreement, in the event of a conflict between the terms contained in a Local Agreement and the terms contained in this Agreement (including the applicable Schedules), the terms in this Agreement shall take precedence.

Article III
OTHER ARRANGEMENTS

Section 3.01. Access.

(a)         Upon reasonable advance notice, and subject to the confidentiality provisions of this Agreement, Carrier shall, and shall cause its Subsidiaries to, allow UTC and its Subsidiaries and their respective Representatives reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of Carrier and its Subsidiaries (i) as reasonably necessary for UTC and its Subsidiaries to fulfill their obligations under this Agreement and, as applicable, to verify the accuracy of internal controls over information technology, reporting of financial data and related processes employed in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002 or (ii) as required to comply with any other Law or the terms of any contract with a Governmental Authority; provided that in each case (x) such access shall not unreasonably interfere with any of the business or operations of Carrier or any of its Subsidiaries and (y) in the event that Carrier determines that providing such access would violate any applicable Law or agreement or waive any attorney-client or similar privilege, then Carrier and UTC shall use commercially reasonable efforts to permit such access in a manner that avoids any such consequence. UTC agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of Carrier or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of Carrier or its Subsidiaries, conform to the policies and procedures of Carrier and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to UTC from time to time.

(b)         Upon reasonable advance notice, and subject to the confidentiality provisions of this Agreement, Otis shall, and shall cause its Subsidiaries to, allow UTC and its Subsidiaries and their respective Representatives reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of Otis and its Subsidiaries (i) as reasonably necessary for UTC and its Subsidiaries to fulfill their obligations under this Agreement and, as applicable, to verify the accuracy of internal controls over information technology, reporting of financial data and related processes employed in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002 or (ii) as required to comply with any other Law or the terms of any contract with a Governmental Authority; provided that in each case (x) such access shall not unreasonably interfere with any of the business or operations of Otis or any of its Subsidiaries and (y) in the event that Otis determines that providing such access would violate any applicable Law or agreement or waive any attorney-client or similar privilege, then Otis and UTC shall use commercially reasonable efforts to permit such access in a manner that avoids any such consequence. UTC agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of Otis or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of Otis or its Subsidiaries, conform to the policies and procedures of Otis and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to UTC from time to time.

(c)         Upon reasonable advance notice, and subject to the confidentiality provisions of this Agreement, UTC shall, and shall cause its Subsidiaries to, allow Carrier, Otis and their respective Subsidiaries and Representatives reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of UTC and its Subsidiaries (i) as reasonably necessary for each of Carrier and Otis to fulfill its obligations under this Agreement and to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002 or (ii) as required to comply with any other Law or the terms of any contract with a Governmental Authority; provided that in each case (x) such access shall not unreasonably interfere with any of the business or operations of UTC or any of its Subsidiaries and (y) in the event that UTC determines that providing such access would violate any applicable Law or agreement or waive any attorney-client or similar privilege, then the applicable Parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such consequence. Each of Carrier and Otis agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of UTC or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of UTC or its Subsidiaries, conform to the policies and procedures of UTC and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to Carrier or Otis, as applicable, from time to time.

Article IV
BILLING; TAXES

Section 4.01. Procedure. Service Recipient shall pay, or cause to be paid, to Service Provider the fees for the Charges for the applicable Services, and, without duplication, all other costs incurred by Service Provider to the extent required by this Agreement. Amounts payable pursuant to this Agreement shall be paid by wire transfer or Automated Clearing House payment (or such other method of payment as may be agreed between the applicable Parties from time to time) to Service Provider (as directed by Service Provider), which amounts shall be due (a) in the case of recurring fees, within sixty (60) days of the last day of the calendar month for which the applicable Service is to be provided, and (b) in the case of all other amounts, within sixty (60) days of Service Recipient’s receipt of each invoice for Charges, including reasonable documentation pursuant to Section 2.03. All amounts due and payable hereunder shall be paid in U.S. dollars. In the event of any billing dispute, Service Recipient shall promptly pay any undisputed amount.

Section 4.02. Late Payments.  Charges not paid when due pursuant to this Agreement and which are not disputed in good faith (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within sixty (60) days of the receipt of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%) or the maximum rate under applicable Law, whichever is lower (the “Interest Payment”).

Section 4.03. Taxes. Without limiting any provisions of this Agreement, Service Recipient shall bear any and all Taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Charges, payable by it pursuant to this Agreement, including all sales, use, value-added, and similar Taxes, but excluding any Taxes on Service Provider’s income. Notwithstanding anything to the contrary in the previous sentence or elsewhere in this Agreement, Service Recipient shall be entitled to withhold from any payments to Service Provider any such Taxes that Service Recipient is required by applicable Law to withhold and shall pay such Taxes to the applicable Taxing Authority.

Section 4.04. No Set-Off. Except as mutually agreed in writing by Service Provider and Service Recipient, none of Service Recipient and its Affiliates shall have any right of set-off or other similar rights with respect to any amounts owed to Service Provider or any of its Subsidiaries pursuant to this Agreement on account of any obligation owed by Service Provider or any of its Subsidiaries to Service Recipient or any of its Subsidiaries.

Section 4.05. Audit Rights. Subject to the confidentiality provisions of this Agreement, Service Provider shall, and shall cause its Affiliates to, provide, upon ten (10) business days’ prior written notice from Service Recipient, any information within Service Provider’s or its Affiliates’ possession that Service Recipient reasonably requests in connection with any Services being provided to Service Recipient by Service Provider or a Third Party service provider, including any applicable invoices or other supporting documentation, or in the case of a Third Party service provider, agreements documenting the arrangements between such Third Party service provider and Service Provider; provided, however, that each of UTC, Carrier and Otis shall make no more than one (1) such request to each other applicable Party during any calendar month. Service Recipient shall reimburse Service Provider for any reasonable, documented, out-of-pocket costs incurred in connection with Service Provider providing such information.

Article V
TERM AND TERMINATION

Section 5.01. Term. This Agreement shall commence at the First Effective Time and shall terminate, as between UTC and Carrier and UTC and Otis, upon the earliest to occur of (a) (i) as between UTC and Carrier, the close of business on the last day of the last Service Period with respect to any Service UTC is obligated to provide to Carrier or Carrier is obligated to provide to UTC or (ii) as between UTC and Otis, the close of business on the last day of the last Service Period with respect to any Service UTC is obligated to provide to Otis or Otis is obligated to provide to UTC, in each case, in accordance with the terms of this Agreement; and (b) the mutual written agreement of UTC and Carrier or UTC and Otis, as applicable, to terminate this Agreement in its entirety as between such Parties. Unless otherwise terminated pursuant to Section 5.03, this Agreement shall terminate with respect to each Service as of the close of business on the last day of the Service Period for such Service.

Section 5.02. Extension of a Service Period. After the date of this Agreement, if Service Recipient (a) desires to extend the Service Period for any Service, as reflected on a Schedule to this Agreement, and (b) provides written notice to Service Provider at least thirty (30) days prior to expiration of the applicable Service Period for such Service, then Service Provider shall use its commercially reasonable efforts to continue to provide such Service for the extended Service Period; provided, however, that Service Provider shall not be obligated to extend a Service Period for any Service if (x) despite the use of commercially reasonable efforts, Service Provider would be unable to provide such Service without significant disruption to its or its Subsidiaries’ businesses or unreasonable expenditures of time (relative to the time required to provide such Service during the initial Service Period) or unreimbursed costs or (y) there are interdependencies among such Service and any other Services for which the Service Period will expire prior to the end of such extension, and such interdependencies cannot be addressed despite good-faith negotiations between UTC and Carrier or UTC and Otis, as applicable; provided, further, that under no circumstances will any Service Period be extended beyond the date that is the eighteen (18)-month anniversary of the applicable Distribution Date. To the extent the costs to provide such Service will increase during such extended Service Period, the applicable Parties shall negotiate in good faith the Charges for such Service, which Charges shall be determined in a manner consistent with the methodology reflected in Section 2.03 and the applicable Schedule. The applicable Parties will amend the relevant Schedule to reflect such extended Service Period and any increased Charges applicable to the Service. Such amended Schedule, as agreed to in writing by the applicable Parties, shall be deemed part of this Agreement as of the date of such agreement, in each case subject to the terms and conditions of this Agreement.

Section 5.03. Early Termination.

(a)         Without prejudice to Service Recipient’s rights with respect to Force Majeure, Service Recipient may from time to time terminate this Agreement with respect to the entirety of any Service (for the avoidance of doubt, Service Recipient may terminate any Service set forth on any part of the Schedules hereto without terminating all or any other Services set forth on the same Schedule as such terminated Service):

(i)       for any reason or no reason, upon the giving of at least sixty (60) days’ prior written notice (or such other number of days specified in the Schedules hereto) to Service Provider; provided, however, that any such termination (x) may not be effective prior to the end of the Minimum Service Period, (y) may only be effective as of the last day of a calendar month and (z) shall be subject to the obligation to pay any applicable Termination Charges pursuant to Section 5.05; or

(ii)       if Service Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to be uncured by Service Provider for a period of at least thirty (30) days after receipt by Service Provider of written notice of such failure from Service Recipient; provided, however, that Service Recipient shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the applicable Parties (undertaken in accordance with the terms of Section 8.15) as to whether Service Provider has cured the applicable breach.

(b)         Service Provider may terminate this Agreement with respect to the entirety of any Service at any time upon prior written notice to Service Recipient if Service Recipient has failed to perform any of its material obligations under this Agreement with respect to such Service, including making payment of Charges for such Service when due, and such failure shall continue to be uncured by Service Recipient for a period of at least thirty (30) days after receipt by Service Recipient of a written notice of such failure from Service Provider; provided, however, that Service Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the applicable Parties (undertaken in accordance with the terms of Section 8.15) as to whether Service Recipient has cured the applicable breach.

(c)         UTC may terminate this Agreement with respect to all Services provided to Carrier if there is a Carrier Change of Control and with respect to all Services provided to Otis if there is an Otis Change of Control.

(d)         The Schedules hereto shall be updated to reflect any terminated Service.

Section 5.04. Interdependencies.

(a)        UTC and Carrier acknowledge and agree that (a) there may be interdependencies among the Services being provided to Carrier under this Agreement; (b) upon the request of UTC or Carrier, UTC and Carrier shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that Carrier is seeking to terminate pursuant to Section 5.03 and (ii) in the case of such termination, UTC’s ability to provide a particular Service to Carrier in accordance with this Agreement would be materially and adversely affected by such termination of another Service by Carrier; and (c) in the event that UTC and Carrier have determined that such interdependencies exist and such termination would materially and adversely affect UTC’s ability to provide a particular Service to Carrier in accordance with this Agreement, UTC and Carrier shall (i) negotiate in good faith to amend the Schedules hereto with respect to such impacted Service prior to such termination, which amendment shall be consistent with the terms of comparable Services, and (ii) if after such negotiation, UTC and Carrier are unable to agree on such amendment, UTC’s obligation to provide such Service to Carrier shall terminate automatically with such termination.

(b)       UTC and Otis acknowledge and agree that (a) there may be interdependencies among the Services being provided to Otis under this Agreement; (b) upon the request of UTC or Otis, UTC and Otis shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that Otis is seeking to terminate pursuant to Section 5.03 and (ii) in the case of such termination, UTC’s ability to provide a particular Service to Otis in accordance with this Agreement would be materially and adversely affected by such termination of another Service by Otis; and (c) in the event that UTC and Otis have determined that such interdependencies exist and such termination would materially and adversely affect UTC’s ability to provide a particular Service to Otis in accordance with this Agreement, UTC and Otis shall (i) negotiate in good faith to amend the Schedules hereto with respect to such impacted Service prior to such termination, which amendment shall be consistent with the terms of comparable Services, and (ii) if after such negotiation, UTC and Otis are unable to agree on such amendment, UTC’s obligation to provide such Service to Otis shall terminate automatically with such termination.

Section 5.05. Effect of Termination. Upon the termination of any Service pursuant to this Agreement, Service Provider shall have no further obligation to provide the terminated Service, and Service Recipient shall have no obligation to pay any future Charges relating to such Service; provided, however, that Service Recipient shall remain obligated to Service Provider for (a) the Charges owed and payable in respect of Services provided prior to the effective date of termination for such Service, and (b) any applicable Termination Charges (which, in the case of clause (b), shall not be payable in the event that Service Recipient terminates any Service pursuant to Section 5.03(a)(ii)); provided, further, that, any Termination Charges relating to fixed costs in respect of any terminated Service shall be due at the time such Service is terminated. In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, this Article V, Article VII and Article VIII, all confidentiality obligations under this Agreement and Liability for all due and unpaid Charges, and Termination Charges shall continue to survive indefinitely.

Section 5.06. Information Transmission. Service Provider, on behalf of itself and its Subsidiaries, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, Service Recipient in accordance with Section 6.1 of the Separation and Distribution Agreement, any Information received or computed by Service Provider for the benefit of Service Recipient concerning the relevant Service during the Service Period; provided, however, that, except as otherwise agreed to in writing by the applicable Parties (a) Service Provider shall not have any obligation to provide, or cause to be provided, Information in any nonstandard format, (b) Service Provider and its Subsidiaries shall be reimbursed for their reasonable costs in accordance with Section 6.3 of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information, and (c) Service Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.4 of the Separation and Distribution Agreement.

Article VI
CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 6.01. Obligations of UTC, Carrier and Otis.

(a)          Subject to Section 6.04, until the third (3rd) anniversary of the date of the termination of this Agreement with respect to UTC and Carrier, each of UTC and Carrier, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to UTC’s Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning such other Party or its Subsidiaries or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement (including pursuant to Section 3.01, Section 4.05, Section 5.06 and Section 8.03), and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information (a) is in the public domain or is generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) is lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves known by such Party or any of its Subsidiaries to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; or (c) is independently developed or generated without reference to or use of the Confidential Information of such other Party or any of its Subsidiaries. If any Confidential Information of a Party or any of its Subsidiaries is disclosed to such other Party or any of its Subsidiaries in connection with providing the Services, then such disclosed Confidential Information shall be used only as required to perform such Services.

(b)          Subject to Section 6.04, until the third (3rd) anniversary of the date of the termination of this Agreement with respect to UTC and Otis, each of UTC and Otis, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to UTC’s Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning such other Party or its Subsidiaries or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement (including pursuant to Section 3.01, Section 4.05, Section 5.06 and Section 8.03), and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information (a) is in the public domain or is generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) is lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves known by such Party or any of its Subsidiaries to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; or (c) is independently developed or generated without reference to or use of the Confidential Information of such other Party or any of its Subsidiaries. If any Confidential Information of a Party or any of its Subsidiaries is disclosed to such other Party or any of its Subsidiaries in connection with providing the Services, then such disclosed Confidential Information shall be used only as required to perform such Services.

Section 6.02. No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information of another Party pursuant to Section 6.01 to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Confidential Information) and except in compliance with Section 6.04. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreements, each Party will promptly after the request of another Party either return to such other Party all such Confidential Information of such other Party in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify such other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such Confidential Information maintained on routine computer system back-up tapes, disks or other backup storage devices; and provided, further, that any such retained back-up information shall remain subject to the confidentiality provisions of this Agreement.

Section 6.03. Privacy and Data Protection Laws. Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Services under this Agreement.

Section 6.04. Protective Arrangements. In the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process (including from any Governmental Authority) to disclose or provide information of another Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify such other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of such other Party, in seeking any appropriate protective order requested by such other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process (including by such Governmental Authority), and the disclosing Party shall promptly provide such other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

Article VII
LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01. Limitations on Liability.

(a)         Service Provider Limitations on Liability.

(i)       SUBJECT TO Section 7.02, THE LIABILITIES OF UTC AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, TO CARRIER UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION WITH THE SERVICES PROVIDED BY UTC TO CARRIER (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY OR PROVISION OF ANY SERVICES PROVIDED TO CARRIER OR ITS SUBSIDIARIES BY UTC UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE CHARGES PAID OR PAYABLE BY CARRIER TO UTC UNDER THIS AGREEMENT OVER THE PREVIOUS TWELVE (12) MONTHS OR SINCE THE DATE OF THIS AGREEMENT (IF PRIOR TO THE FIRST ANNIVERSARY OF THIS AGREEMENT) WITH RESPECT TO THE SERVICES GIVING RISE TO SUCH LIABILITY.

(ii)       SUBJECT TO Section 7.02, THE LIABILITIES OF UTC AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, TO OTIS UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION WITH THE SERVICES PROVIDED BY UTC TO OTIS (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY OR PROVISION OF ANY SERVICES PROVIDED TO OTIS OR ITS SUBSIDIARIES BY UTC UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE CHARGES PAID OR PAYABLE BY OTIS TO UTC UNDER THIS AGREEMENT OVER THE PREVIOUS TWELVE (12) MONTHS OR SINCE THE DATE OF THIS AGREEMENT (IF PRIOR TO THE FIRST ANNIVERSARY OF THIS AGREEMENT) WITH RESPECT TO THE SERVICES GIVING RISE TO SUCH LIABILITY.

(iii)       SUBJECT TO Section 7.02, THE LIABILITIES OF CARRIER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, TO UTC UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION WITH THE SERVICES PROVIDED BY CARRIER TO UTC (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY OR PROVISION OF ANY SERVICES PROVIDED TO UTC OR ITS SUBSIDIARIES BY CARRIER UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE CHARGES PAID OR PAYABLE BY UTC TO CARRIER UNDER THIS AGREEMENT OVER THE PREVIOUS TWELVE (12) MONTHS OR SINCE THE DATE OF THIS AGREEMENT (IF PRIOR TO THE FIRST ANNIVERSARY OF THIS AGREEMENT) WITH RESPECT TO THE SERVICES GIVING RISE TO SUCH LIABILITY.

(iv)       SUBJECT TO Section 7.02, THE LIABILITIES OF OTIS AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, TO UTC UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION WITH THE SERVICES PROVIDED BY OTIS TO UTC (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY OR PROVISION OF ANY SERVICES PROVIDED TO UTC OR ITS SUBSIDIARIES BY OTIS UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE CHARGES PAID OR PAYABLE BY UTC TO OTIS UNDER THIS AGREEMENT OVER THE PREVIOUS TWELVE (12) MONTHS OR SINCE THE DATE OF THIS AGREEMENT (IF PRIOR TO THE FIRST ANNIVERSARY OF THIS AGREEMENT) WITH RESPECT TO THE SERVICES GIVING RISE TO SUCH LIABILITY.

(b)       Service Recipient Limitations on Liability.

(i)       SUBJECT TO SECTION 7.02, EXCEPT FOR THE FAILURE OF CARRIER TO PAY FOR SERVICES, AND WITHOUT LIMITING CARRIER’S OBLIGATIONS PURSUANT TO Section 7.03, THE LIABILITIES OF CARRIER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT TO UTC RELATING TO THE RECEIPT OF ANY SERVICES PROVIDED BY UTC TO CARRIER UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE AMOUNT OF FEES (EXCLUDING ANY FEES CHARGED BY UTC FOR REIMBURSEMENT OF THIRD PARTY FEES) PAID OR PAYABLE BY CARRIER UNDER THIS AGREEMENT OVER THE PREVIOUS TWELVE (12) MONTHS OR SINCE THE DATE OF THIS AGREEMENT (IF PRIOR TO THE FIRST ANNIVERSARY OF THIS AGREEMENT) WITH RESPECT TO ALL SERVICES PROVIDED BY UTC TO CARRIER PURSUANT THIS AGREEMENT.

(ii)       SUBJECT TO SECTION 7.02, EXCEPT FOR THE FAILURE OF OTIS TO PAY FOR SERVICES, AND WITHOUT LIMITING OTIS’ OBLIGATIONS PURSUANT TO Section 7.03, THE LIABILITIES OF OTIS AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT TO UTC RELATING TO THE RECEIPT OF ANY SERVICES PROVIDED BY UTC TO OTIS UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE AMOUNT OF FEES (EXCLUDING ANY FEES CHARGED BY UTC FOR REIMBURSEMENT OF THIRD PARTY FEES) PAID OR PAYABLE BY OTIS UNDER THIS AGREEMENT OVER THE PREVIOUS TWELVE (12) MONTHS OR SINCE THE DATE OF THIS AGREEMENT (IF PRIOR TO THE FIRST ANNIVERSARY OF THIS AGREEMENT) WITH RESPECT TO ALL SERVICES PROVIDED BY UTC TO OTIS PURSUANT THIS AGREEMENT.

(iii)       SUBJECT TO SECTION 7.02, EXCEPT FOR THE FAILURE OF UTC TO PAY FOR SERVICES, AND WITHOUT LIMITING UTC’S OBLIGATIONS PURSUANT TO Section 7.03, THE LIABILITIES OF UTC AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT TO CARRIER RELATING TO THE RECEIPT OF ANY SERVICES PROVIDED BY CARRIER TO UTC UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE AMOUNT OF FEES (EXCLUDING ANY FEES CHARGED BY CARRIER FOR REIMBURSEMENT OF THIRD PARTY FEES) PAID OR PAYABLE BY UTC UNDER THIS AGREEMENT OVER THE PREVIOUS TWELVE (12) MONTHS OR SINCE THE DATE OF THIS AGREEMENT (IF PRIOR TO THE FIRST ANNIVERSARY OF THIS AGREEMENT) WITH RESPECT TO ALL SERVICES PROVIDED BY CARRIER TO UTC PURSUANT THIS AGREEMENT.

(iv)       SUBJECT TO SECTION 7.02, EXCEPT FOR THE FAILURE OF UTC TO PAY FOR SERVICES, AND WITHOUT LIMITING UTC’S OBLIGATIONS PURSUANT TO Section 7.03, THE LIABILITIES OF UTC AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT TO OTIS RELATING TO THE RECEIPT OF ANY SERVICES PROVIDED BY OTIS TO UTC UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE AMOUNT OF FEES (EXCLUDING ANY FEES CHARGED BY OTIS FOR REIMBURSEMENT OF THIRD PARTY FEES) PAID OR PAYABLE BY UTC UNDER THIS AGREEMENT OVER THE PREVIOUS TWELVE (12) MONTHS OR SINCE THE DATE OF THIS AGREEMENT (IF PRIOR TO THE FIRST ANNIVERSARY OF THIS AGREEMENT) WITH RESPECT TO ALL SERVICES PROVIDED BY OTIS TO UTC PURSUANT THIS AGREEMENT.

(c)         IN NO EVENT SHALL ANY OF THE PARTIES, THEIR SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO ANOTHER PARTY FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(d)         The limitations in Section 7.01(a)(i), Section 7.01(a)(ii), Section 7.01(a)(iii), Section 7.01(a)(iv), Section 7.01(b)(i), Section 7.01(b)(ii), Section 7.01(b)(iii), Section 7.01(b)(iv) and Section 7.01(c) shall not apply in respect of any Liability arising out of or in connection with (i) any Party’s Liability for breaches of confidentiality under Article VI, (ii) the Parties’ respective obligations under Section 7.03 or 7.04 or (iii) the willful misconduct or fraud of or by the Party to be charged.

Section 7.02. Obligation to Re-Perform; Liabilities. In the event of any breach of this Agreement by Service Provider with respect to the provision of any Services (with respect to which Service Provider can reasonably be expected to re-perform in a commercially reasonable manner), Service Provider shall, at the request of Service Recipient, promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the sole cost and expense of Service Provider. The remedy set forth in this Section 7.02 shall be the sole and exclusive remedy of Service Recipient for any such breach of this Agreement; provided, however, that the foregoing shall not prohibit Service Recipient from exercising its right to terminate this Agreement in accordance with the provisions of Section 5.03(a)(ii) or seeking specific performance in accordance with Section 8.16. Any request for re-performance in accordance with this Section 7.02 by Service Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one month from the later of (x) the date on which such breach occurred and (y) the date on which such breach was reasonably discovered by Service Recipient.

Section 7.03. Third-Party Claims. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, Service Recipient shall indemnify, defend and hold harmless Service Provider, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Service Provider Indemnitees”), from and against any and all claims of Third Parties relating to, arising out of or resulting from Service Recipient’s use or receipt of the Services provided by Service Provider hereunder, other than Third-Party Claims arising out of the gross negligence, willful misconduct or fraud of any Service Provider Indemnitee.

Section 7.04. Service Provider Indemnity. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, Service Provider shall indemnify, defend and hold harmless Service Recipient, its Subsidiaries and each of their respective Subsidiaries and Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Service Recipient Indemnitees”), from and against any and all Liabilities relating to, arising out of or resulting from the sale, delivery or provision of any Services provided by Service Provider to Service Recipient hereunder, but only to the extent that such Liability relates to, arises out of or results from Service Provider’s gross negligence, willful misconduct or fraud.

Section 7.05. Indemnification Procedures. The procedures for indemnification set forth in Article IV of the Separation and Distribution Agreement shall govern claims for indemnification under this Agreement.

Article VIII
MISCELLANEOUS

Section 8.01. Mutual Cooperation.

(a)         Each of UTC and Carrier shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; and, provided, further, that this Section 8.01(a) shall not require such Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed in writing by the applicable Parties.

(b)         Each of UTC and Otis shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; and, provided, further, that this Section 8.01(b) shall not require such Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed in writing by the applicable Parties.

Section 8.02. Further Assurances. Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 8.03. Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then, subject to the confidentiality provisions of this Agreement, the applicable other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

Section 8.04. Title to Intellectual Property. Except as expressly provided for under the terms of this Agreement, the Separation and Distribution Agreement or the Intellectual Property Agreement, Service Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property that is owned or licensed by Service Provider, by reason of the provision of the Services hereunder. Service Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by Service Provider, and Service Recipient shall reproduce any such notices on any and all copies thereof. Service Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by Service Provider, and Service Recipient shall promptly notify Service Provider of any such attempt, regardless of whether by Service Recipient or any Third Party, of which Service Recipient becomes aware.

Section 8.05. Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between or among any of the Parties. Employees performing Services hereunder do so on behalf of, under the direction of, and as employees of, Service Provider, and Service Recipient shall have no right, power or authority to direct such employees, unless otherwise specified with respect to a particular Service on the Schedules hereto.

Section 8.06. Counterparts; Entire Agreement; Corporate Power.

(a)         This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(b)         This Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth or referred to herein or therein with respect to such subject matter. This Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements govern the arrangements in connection with the Separation and the Distributions and would not have been entered independently.

(c)         UTC represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and each of Carrier and Otis represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:

(i)       each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)       this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it and is enforceable in accordance with the terms hereof.

(d)         Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of another Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 8.07. Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 8.08. Assignability.

(a)         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that (i) Carrier may not assign its rights or delegate its obligations under this Agreement without the express prior written consent of UTC, (ii) Otis may not assign its rights or delegate its obligations under this Agreement without the express prior written consent of UTC, (iii) UTC may not assign its rights or delegate its obligations with respect to Carrier under this Agreement without the express prior written consent of Carrier and (iv) UTC may not assign its rights or delegate its obligations with respect to Otis under this Agreement without the express prior written consent of Otis.

(b)         Notwithstanding the foregoing and without limiting UTC’s rights pursuant to Section 5.03(c), no consent shall be required pursuant to Section 8.08(a) for the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and the other Ancillary Agreements in whole (i.e., the assignment of such Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and all the other Ancillary Agreements all at the same time) in connection with a merger, consolidation or other business combination of such Party with or into any other Person or a sale of all or substantially all of the assets of such Party to another Person, in each case so long as the resulting, surviving or acquiring Person assumes all the obligations of such applicable Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the Party or Parties whose consent would otherwise be required pursuant to Section 8.08(a). The Parties agree that if Carrier or Otis divests a business or portion of a business to a third party buyer while such business (or portion thereof, as applicable) is receiving Services under this Agreement, and the unavailability of the Services for the remaining applicable Service Period would materially and adversely impact such divested business (or portion thereof, as applicable) or Carrier’s or Otis’, as applicable, ability to successfully complete such divestiture, upon the written request of Carrier or Otis, as applicable, UTC and Carrier or Otis, as applicable, will cooperate in good faith and use commercially reasonable efforts to agree on a mutually acceptable and commercially reasonable plan to permit such divested business (or portion thereof, as applicable), but, for clarity, not any portion of the applicable third party buyer’s businesses or operations other than solely such divested business (or portion thereof, as applicable), to continue to receive the applicable Services during the remaining applicable Service Period consistent with the terms and conditions hereof, such plan to include, if mutually acceptable and commercially reasonable, any appropriate set-up or similar activities to segregate, as appropriate, the services provided to the divested business (or portion thereof, as applicable) from those provided to Carrier or Otis, as appropriate, and if and when such plan to segregate the services for such divested business (or portion thereof, as applicable) is mutually agreed (or if not mutually agreed, so long as UTC and Carrier or Otis, as applicable, shall have determined that such plan is not necessary after cooperating in good faith), UTC shall provide such services to such divested business (or portion thereof, as applicable) on the terms set out herein; provided that (a) the third party buyer, pursuant to an agreement with Carrier or Otis, as applicable, assumes all obligations of Carrier or Otis, as applicable, under this Agreement in respect of such divested business (or portion thereof) and such applicable Services which agreement shall be in form and substance reasonably satisfactory to UTC, and shall also specify that other than the preparation for and provision of the applicable Services and any necessary interaction with the third party buyer in connection therewith, UTC need only communicate and interact with Carrier or Otis, as applicable, and not such third party buyer, including with respect to invoicing, for which UTC shall invoice Carrier or Otis, as applicable, and Carrier or Otis, as applicable, shall remit payment to UTC, (b) notwithstanding the foregoing clause (a) and in addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, Carrier or Otis, as applicable, shall indemnify, defend and hold harmless UTC, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing, from and against any and all Liabilities relating to, arising out of or resulting from the sale, delivery or provision of any such Services to such third party buyer (except to the extent that such Liability relates to, arises out of or results from UTC’s gross negligence, willful misconduct or fraud), and (c) the provision of such applicable Services to such third party buyer shall be not be materially more burdensome to UTC, its Subsidiaries and each of their respective Representatives (either alone or in the aggregate with all other Services hereunder) than the provision of such applicable Services prior to such divestiture, including by requiring no greater amount or frequency of any such Services and being subject to no greater requirements or standards (other than the segregation of the services as contemplated above); provided, further, that under no circumstances shall UTC be required to agree to provide any such applicable Services to such third party buyer if doing so would adversely impact (other than de minimis impacts) the cost, burden, liability or risk associated with providing such applicable Services compared to the cost, burden, liability and risk associated with providing such applicable Services to Carrier or Otis, as applicable, prior to such divestiture, or otherwise cause any other non-de minimis disruption to or adverse impact on the UTC Business.

Section 8.09. Third-Party Beneficiaries. Except as provided in Article VII with respect to the Service Provider Indemnitees and the Service Recipient Indemnitees in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 8.10. Notices. Except with respect to a Routine Communication (which shall be governed by Section 8.15), all notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.10):

If to UTC, to:

United Technologies Corporation
10 Farm Springs Road
Farmington, CT 06032
Attention: Sean Moylan

E-mail: Sean.Moylan@utc.com

If to Carrier, to:

Carrier Global Corporation
13995 Pasteur Boulevard
Palm Beach Gardens, FL 33418
Attention: General Counsel

E-mail: [     ]

If to Otis, to:

Otis Worldwide Corporation
One Carrier Place
Farmington, CT 06032
Attention: General Counsel

E-mail: [     ]

Any Party may, by notice to the other Parties, change the address to which such notices are to be given.

Section 8.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

Section 8.12. Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Without limiting the termination rights contained in this Agreement, in the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the applicable other Parties of the nature and extent of such Force Majeure; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes analogous performance under any other agreement or for itself, its Affiliates or any Third Party) unless this Agreement has previously been terminated under Article V or this Section 8.12. Service Recipient shall be (i) relieved of the obligation to pay Charges for the affected Service(s) throughout the duration of such Force Majeure and (ii) entitled to permanently terminate such Service(s) if the delay or failure in providing such Services because of a Force Majeure shall continue to exist for more than thirty (30) consecutive days (it being understood that Service Recipient shall not be required to provide any advance notice of such termination to Service Provider).

Section 8.13. Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14. Waivers of Default. Waiver by any Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.15. Dispute Resolution.

(a)         Prior to the First Effective Time, the Parties shall establish a committee (the “TSA Committee”) that shall initially consist of the six individuals set forth on Annex A hereto. Each of UTC, Carrier and Otis may replace any member of the TSA Committee appointed by such Party at any time upon notice to the other Parties in accordance with Section 8.10. The TSA Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement and shall use commercially reasonable efforts to meet monthly (or with such other frequency mutually agreed by each of the applicable Parties) for the purposes of reviewing and discussing cooperatively and in good faith the status of the Services, including any approaching terminations of Service Periods and the effective transition of Services from Service Provider to Service Recipient in connection therewith. Notwithstanding the requirements of Section 8.10, any Routine Communication shall be delivered via e-mail (with confirmation of receipt requested and received) to the members of the TSA Committee appointed by the relevant Party or Parties. For all Routine Communications other than Routine Communications which are exclusively related to ordinary course payment or billing of a Service, a copy shall also be delivered via e-mail (with confirmation of receipt requested and received) to the Persons listed in Section 8.10 with respect to the relevant Party or Parties. All decisions by the TSA Committee or any subcommittee thereof shall be effective only if mutually agreed by each of the applicable Parties implicated in the applicable matter. The Parties shall utilize the procedures set forth in Section 8.15(b) to resolve any matters as to which the TSA Committee is not able to reach a decision. In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), such Dispute shall be resolved by submitting such Dispute first to the TSA Committee, and the members of the TSA Committee from the Parties involved in such Dispute shall seek to resolve such Dispute through informal good-faith negotiation. In the event that the relevant members of the TSA Committee fail to meet, or if they meet and fail to resolve a Dispute within twenty (20) business days, then either Party involved in such Dispute may pursue the remedy set forth in Section 8.15(b).

(b)         If the procedures set forth in Section 8.15(a) have been followed with respect to a Dispute and such Dispute remains unresolved, such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation and Distribution Agreement.

(c)         In any Dispute regarding the amount of a Charge or a Termination Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 8.15(a) or Section 8.15(b) and it is determined that the Charge or the Termination Charge, as applicable, that Service Provider has invoiced Service Recipient, and that Service Recipient has paid to Service Provider, is greater or less than the amount that the Charge or the Termination Charge, as applicable, should have been, then (i) if it is determined that Service Recipient has overpaid the Charge or the Termination Charge, as applicable, Service Provider shall within ten (10) days after such determination reimburse Service Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by Service Recipient to the time of reimbursement by Service Provider; and (ii) if it is determined that Service Recipient has underpaid the Charge or the Termination Charge, as applicable, Service Recipient shall within ten (10) days after such determination reimburse Service Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by Service Recipient to the time of payment by Service Recipient.

Section 8.16.       Specific Performance. Subject to Section 8.15, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties. Unless otherwise agreed in writing, Service Provider shall continue to provide Services and the Parties shall honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 8.15 and this Section 8.16 with respect to all matters not subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Agreement.

Section 8.17. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom enforcement of such waiver, amendment, supplement or modification is sought.

Section 8.18. Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

Section 8.19. Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [     ], 2020; (k) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if”; and (l) any local currency conversion to U.S. dollars shall be based on the appropriate foreign exchange conversion rate for the then-current month, based upon the average for such month, as calculated consistently with how such local currency conversion was calculated in the twelve (12)-month period prior to the date of this Agreement.

Section 8.20. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

UNITED TECHNOLOGIES CORPORATION

By:
Name:
Title:

CARRIER GLOBAL CORPORATION

By:
Name:
Title:

OTIS WORLDWIDE CORPORATION

By:
Name:
Title:

[Signature Page to Transaction Services Agreement]